Tuesday January 19, 2016
FOR IMMEDIATE RELEASE

Washington Federal 1st Quarter 2016 Earnings

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced quarterly earnings of $35,098,000 or $0.38 per diluted share, compared to $38,407,000 or $0.39 per diluted share for the quarter ended December 31, 2014, a $0.01 or 2.6% decrease in earnings per diluted share. Investors were advised in the fiscal year-end release to expect elevated expenses this quarter related to a major technology upgrade planned for November 2015. That conversion was successfully completed during the quarter and added approximately $6.6 million in pre-tax expenses. Excluding these non-recurring costs, quarterly earnings were $39,370,000 or $0.42 per diluted share for the quarter ended December 31, 2015, a $0.03 or 7.7% increase in earnings per diluted share over the same period one year ago.
Chairman, President & CEO Roy M. Whitehead commented, “Given the scope and intensity of the technology conversion, we couldn’t be more pleased with the quarter. Loan growth was strong, additional progress occurred in changing our deposit mix to favor transaction accounts, and asset quality measures continued to improve. Although the vast majority of the conversion spend is behind us, we expect expenses to be slightly higher than normal next quarter also, as we invest to fully deploy the new system”.
Total assets increased by $117 million to $14.7 billion at December 31, 2015 from $14.6 billion at September 30, 2015. Cash and cash equivalents increased by $22 million or 7.7% as a result of a $98 million increase in short-term borrowings and a decrease in investments. Specifically, available-for-sale securities decreased $76 million or 3.2% and held-to-maturity securities decreased $45 million or 2.7%.

Net loans receivable grew by $232 million or 2.5% during the first quarter. Loan originations totaled $963 million for 1st quarter, a $384 million or 66% increase over the $579 million originated in the same quarter one year ago. Partially offsetting the strong loan origination volume was an increase in loan repayments of 41% to $726 million for the 1st quarter 2016, compared to $517 million for the 1st quarter 2015. Commercial loans represented 74.7% of all loan originations during the quarter with consumer loans accounting for the remaining 25.3%. Consumer loan originations were negatively impacted by the implementation of onerous new loan disclosures and procedures required by additional regulation. The Company views organic loan growth as the highest and best use of its capital and prefers over-weighting commercial loans in this low rate environment because of their shorter duration. The weighted average interest rate on loans decreased to 4.37% at December 31, 2015 from 4.45% at September 30, 2015 due to loan growth at lower rates. Actual yield earned on loans is greater than the weighted-average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the term of the loans.
Asset quality continued to improve as the ratio of non-performing assets to total assets decreased to 0.67% as of December 31, 2015, compared to 0.88% as of September 30, 2015. The 0.67% is the lowest level experienced by the Company since March 2008. The decrease in non-performing assets was driven by a $19 million or 31% decrease in real estate held for sale. Delinquencies on loans increased to 0.97% at December 31, 2015 from 0.84% at September 30, 2015, as a result of including loans that were previously excluded due to FDIC loss share coverage. The last of the commercial loss share agreements with the FDIC expired during the quarter. Excluding such covered loans, delinquencies were 0.87% at December 31, 2015. The Company realized net-recoveries on loans (as opposed to charge-offs) of $1.1 million for the quarter. The allowance for loan losses and reserve for unfunded commitments totals $111 million as of December 31, 2015 and is 1.10% of gross loans outstanding. As of September 30, 2015, the allowance for loan losses and reserve for unfunded commitments was 1.13% of gross loans. The 3 basis point decrease reflects the continued improvements in economic conditions and the credit quality of the loan portfolio, partially offset by the growth in the loan portfolio.
Customer deposits increased by $19 million or 0.2% during the quarter to $10.7 billion as of December 31, 2015. The mix of customer deposits continued to shift toward core transaction accounts. Transaction accounts increased by $103 million or 1.8% during the quarter while time deposits decreased $84 million or 1.7% during the quarter. Over the last several years the Company has focused on growing transaction accounts to lessen sensitivity to rising interest rates. As of December 31, 2015, 55.6% of the Company’s deposits were in transaction accounts.
On November 20, 2015, the Company paid a cash dividend of 13 cents per share to common stockholders of record on November 6, 2015. This was the Company’s 131st consecutive quarterly cash dividend. During the quarter, the Company repurchased 0.4 million shares of stock at a weighted average price of $23.49 per share and has authorization to repurchase an additional 3.8 million shares. The pace of share repurchases slowed this quarter as the stock price increased. The Company varies the pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Tangible common stockholders’ equity per share increased $0.17 or 0.9% to $17.99 and the ratio of tangible common equity to tangible assets remained strong at 11.62%.
Net interest income was $107 million for the quarter, an increase of $5 million or 4.6% from the prior year. Net interest income increased for the quarter due to increasing loan balances generating higher interest income on loans and reduced funding costs. As a result, net interest margin was 3.18% for the 1st quarter fiscal 2016 as compared to 3.01% for same quarter in the prior year.
The provision for loan losses was nil for the first fiscal quarter compared to a reversal of $5.5 million for the 1st quarter 2015. The lack of provision was a result of continued improvement in credit quality as mentioned earlier, including net recoveries of $1.1 million in the quarter, offset partially by the growth in the loan portfolio.
Total other income increased by $5 million or 97.7% in the 1st quarter 2016 to $11 million. The 1st quarter of 2015 included a $5 million loss related to a prepayment charge on debt and asset impairment charge.
Total operating expenses increased by $11 million or 20.4% in 1st quarter 2016, driven primarily by 1) $6.6 million in non-recurring expenses related to the system conversion that occurred during the quarter, 2) $1.9 million increase in FDIC insurance as the quarter one year ago benefited from a one-time adjustment from the FDIC, and 3) $1.4 million increase in compensation expenses. The Company’s efficiency ratio of 54.9% is higher than the 49.8% for the same period one year ago due primarily to the non-recurring expenses mentioned above.
Net gain on real estate acquired through foreclosure was $1.4 million for 1st quarter 2016 compared to a net gain of $0.3 million for the same quarter last year. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional net valuation adjustments.
For the quarter ended December 31, 2015, the Company expensed state and federal income taxes of $19 million, which equates to a 35.50% effective tax rate.
The quarter produced a return on assets of 0.96% and a return on equity of 7.14%.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 247 branches in eight western states. To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
# # #

Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Amanda Maier, Marketing Communications
206-626-8178
amanda.maier@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	December 31, 2015	September 30, 2015
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$305,959	$284,049
Available-for-sale securities, at fair value	2,304,788	2,380,563
Held-to-maturity securities, at amortized cost	1,598,370	1,643,216
Loans receivable, net	9,402,730	9,170,634
Interest receivable	38,259	40,429
Premises and equipment, net	288,796	276,247
Real estate held for sale	42,098	61,098
FHLB and FRB stock	111,107	107,198
Bank owned life insurance	103,281	102,496
Intangible assets, net	298,719	299,358
Federal and state income tax assets, net	716	14,513
Other assets	190,076	188,523
	$14,684,899	$14,568,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,924,084	$5,820,878
Time deposit accounts	4,727,035	4,810,825
	10,651,119	10,631,703
FHLB advances	1,928,000	1,830,000
Advance payments by borrowers for taxes and insurance	21,747	50,224
Accrued expenses and other liabilities	113,793	100,718
	12,714,659	12,612,645
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 134,100,924 and 133,695,803 shares issued; 92,918,434 and 92,936,395 shares outstanding	134,101	133,696
Paid-in capital	1,649,529	1,643,712
Accumulated other comprehensive income, net of taxes	(4,432)	353
Treasury stock, at cost; 41,182,490 and 40,759,408 shares	(661,774)	(651,836)
Retained earnings	852,816	829,754
	1,970,240	1,955,679
	$14,684,899	$14,568,324
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$21.20	$21.04
Tangible common stockholders' equity per share	17.99	17.82
Stockholders' equity to total assets	13.42%	13.42%
Tangible common stockholders' equity to tangible assets	11.62%	11.61%

Weighted average rates at period end
Loans and mortgage-backed securities	3.90%	3.94%
Combined loans, mortgage-backed securities and investments	3.62	3.63
Customer accounts	0.48	0.48
Borrowings	3.20	3.35
Combined cost of customer accounts and borrowings	0.90	0.90
Interest rate spread	2.72	2.73

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended December 31,
	2015	2014
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$112,863	$108,293
Mortgage-backed securities	16,987	19,175
Investment securities and cash equivalents	6,451	5,816
	136,301	133,284
INTEREST EXPENSE
Customer accounts	12,717	13,445
FHLB advances and other borrowings	16,715	17,656
	29,432	31,101
Net interest income	106,869	102,183
Provision (reversal) for loan losses	—	(5,500)
Net interest income after provision for loan losses	106,869	107,683

OTHER INCOME
Loan fee income	1,517	2,065
Deposit fee income	5,917	5,977
Other Income (Loss)	3,201	(2,662)
	10,635	5,380
OTHER EXPENSE
Compensation and benefits	29,699	29,160
Occupancy	8,592	8,135
FDIC insurance premiums	2,589	674
Product delivery	5,523	5,627
Information Technology	8,710	4,030
Other	9,396	5,974
	64,509	53,600
Gain (loss) on real estate acquired through foreclosure, net	1,420	315
Income before income taxes	54,415	59,778
Income tax provision	19,317	21,371
NET INCOME	$35,098	$38,407

PER SHARE DATA
Basic earnings	$0.38	$0.39
Diluted earnings	0.38	0.39
Cash dividends per share	0.13	0.15
Basic weighted average number of shares outstanding	92,986,358	98,147,939
Diluted weighted average number of shares outstanding, including dilutive stock options	93,577,837	98,524,839

PERFORMANCE RATIOS
Return on average assets	0.96%	1.05%
Return on average common equity	7.14	7.84
Net Interest Margin	3.18	3.01